As filed with the Securities and Exchange Commission on September 12, 2018.

Registration No. 333-77019
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-77019

UNDER
THE SECURITIES ACT OF 1933

XL GROUP LTD
(Exact name of registrant as specified in its charter)
Bermuda (State or other jurisdiction of incorporation or organization)	6351 (Primary Standard Industrial Classification Code Number)	98-1304974 (I.R.S. Employer Identification Number)

O’Hara House One Bermudiana Road Hamilton, HM08 Bermuda (441) 292-8515 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 (302) 738-6680 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
General Counsel O’Hara House One Bermudiana Road Hamilton, HM08 Bermuda (441) 292-8515	George A. Stephanakis, Esq. Cravath, Swaine & Moore LLP CityPoint One Ropemaker Street London EC2Y 9HR, United Kingdom +44 20 7453 1040

Approximate date of commencement of proposed sale to the public:
XL Group Ltd is hereby amending this registration statement to deregister any securities that had been registered but remain unsold under this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement of XL Group Ltd, a Bermuda exempted company (the “Company”): Registration Statement No. 333-77019 (the “Registration Statement”), filed by XL Capital Ltd (a predecessor to the Company), with the Securities and Exchange Commission on April 26, 1999, covering an aggregate of up to 19,734,740 Class A Ordinary Shares, $0.01 par value per share, of XL Capital Ltd (which became common shares, $0.01 par value per share, of the Company).On March 5, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, AXA SA, a French société anonyme (“AXA”), and Camelot Holdings Ltd., a Bermuda exempted company and a wholly owned subsidiary of AXA (“Merger Sub”). On September 12, 2018, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of AXA.

In connection with the Merger, the Company is terminating all offerings of its securities registered pursuant to the Registration Statement. The Company is filing this Post-Effective Amendment to hereby terminate the effectiveness of the Registration Statement and remove from registration any and all securities registered under the Registration Statement but that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on September 12, 2018.

XL GROUP LTD

By:	/s/ Stephen Robb
Name: Stephen Robb
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.